Exhibit 99.1

MacroGenics Reports Second Quarter 2025 Financial Results
and Highlights Key Strategic Priorities

•Newly-appointed President and CEO, Eric Risser, outlines strategic priorities for 2025 and 2026
•Received $70 million upfront cash payment from Sagard Healthcare Partners under a royalty purchase agreement for ZYNYZ®
•Cash, cash equivalents and marketable securities of $176.5 million as of June 30, 2025; cash runway through first half of 2027

ROCKVILLE, MD., Aug 14, 2025 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today reported financial results for the second quarter ended June 30, 2025, and highlighted recent corporate progress.

“Over the past several years, MacroGenics has established itself as a pioneer in the field of antibody-based therapeutics for patients battling cancer. Today, we have a promising portfolio spanning antibody drug conjugates and multi-specifics that we believe has the potential to generate significant value for both patients and shareholders alike,” said Eric Risser, President and CEO of MacroGenics. “As we look ahead to the remainder of 2025 and beyond, we intend to drive MacroGenics to become an even more focused and capital-efficient biotechnology company as we advance our pipeline. In the coming quarters, we look forward to providing updates on our key strategic priorities related to pipeline and Company progress.”

Key Strategic Priorities for 2025 and 2026
•Determine development path for lorigerlimab based on data from the ongoing LORIKEET and LINNET studies.
•Advance MGC026 and MGC028 programs to assess clinical proof-of-concept.
•Submit Investigational New Drug (IND) application for MGC030.
•Initiate IND-enabling studies for two new product candidates.
•Forge partnerships and collaborations to accelerate development of the Company’s proprietary product candidates and technology platforms.
•Improve MacroGenics’ financial position through a combination of enhanced operational efficiency, collaboration revenue, and monetization of assets.

Corporate Updates

Eric Risser named President, Chief Executive Officer and Director. Mr. Risser previously served as Chief Operating Officer at MacroGenics, overseeing several key company functions and has led the Company’s corporate development efforts, which have generated over $550 million in non-dilutive capital over the past three years. Mr. Risser succeeds Scott Koenig, M.D., Ph.D.

who has stepped down after serving as President and Chief Executive Officer for the past 24 years.

Wholly Owned Programs

Lorigerlimab is a bispecific, tetravalent PD-1 × CTLA-4 DART® molecule designed to enhance CTLA-4 blockade on dual-expressing, tumor-infiltrating lymphocytes compared to a PD-1/CTLA-4 monoclonal antibody (mAb) combination therapy, while maintaining maximal PD-1 blockade on all PD-1-expressing cells.

•The ongoing Phase 2 LORIKEET study is a 150-patient randomized study evaluating lorigerlimab in combination with docetaxel vs. docetaxel alone in second-line, chemotherapy-naïve patients with metastatic castration-resistant prostate cancer (mCRPC). The study was fully enrolled in late 2024 and the Company expects to provide a clinical update in the second half of 2025.

•The ongoing Phase 2 LINNET study is a 60-patient monotherapy study evaluating lorigerlimab in patients with either platinum-resistant ovarian cancer or clear cell gynecologic cancer.

Emerging ADC Pipeline. MacroGenics is developing three antibody-drug conjugates (ADCs) that each incorporate a novel, glycan-linked topoisomerase I inhibitor (TOP1i)-based payload developed by the Company’s collaboration partner, Synaffix (a Lonza company).

•MGC026 targets B7-H3, an antigen with broad expression across multiple solid tumors and a member of the B7 family of molecules involved in immune regulation. MGC026 is currently being evaluated in a Phase 1 dose escalation study in patients with advanced solid tumors, with dose expansion in selected indications expected to initiate in the second half of 2025.

•MGC028 targets ADAM9, a member of the ADAM family of multifunctional type 1 transmembrane proteins that play a role in tumorigenesis and cancer progression and is overexpressed in multiple cancers. MGC028 is currently being evaluated in a Phase 1 dose escalation study in patients with advanced solid tumors.

•MGC030 is a preclinical ADC that targets an undisclosed antigen expressed across several solid tumors. An IND application to the U.S. Food and Drug Administration (FDA) for MGC030 is planned for 2026.

Partnered Programs
•MGD024 is a next-generation CD123 × CD3 DART molecule. Under an October 2022 exclusive option and collaboration agreement with Gilead Sciences, Inc. (Gilead), MacroGenics continues to enroll patients in a Phase 1 dose escalation study of MGD024 in patients with CD123-positive neoplasms, including acute myeloid leukemia and myelodysplastic syndromes. MacroGenics remains eligible to receive up to $1.7 billion in target nomination, option exercise and milestone payments related to MGD024 and two additional research programs under this agreement.

•ZYNYZ® (retifanlimab-dlwr) is a monoclonal antibody targeting PD-1 that the Company licensed to Incyte Corporation (Incyte) in 2017. In June 2025, MacroGenics and Sagard Healthcare Partners entered into a royalty purchase agreement in exchange for capped royalty interest on future global net sales of ZYNYZ. MacroGenics retains its other economic interests related to ZYNYZ including future potential development, regulatory and commercial milestones. MacroGenics will also continue to support a portion of global commercial manufacturing needs for ZYNYZ. MacroGenics remains eligible to receive up to $540.0 million in additional development, regulatory and commercial milestones.

•TZIELD® (teplizumab-mzwv) is a monoclonal antibody targeting CD3 that the Company sold in 2018 to a partner that was subsequently acquired by Sanofi S.A. (Sanofi). In November 2022, TZIELD was approved by U.S. FDA to delay the onset of Stage 3 type 1 diabetes (T1D) in adult and pediatric patients aged 8 years and older with Stage 2 T1D. In July 2025, Sanofi disclosed that they anticipate TZIELD-related regulatory decisions in the E.U. and China in the second half of 2025. MacroGenics remains eligible to receive up to $379.5 million in additional development, regulatory and commercial milestones.

Second Quarter 2025 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities balance as of June 30, 2025, was $176.5 million, compared to $201.7 million as of December 31, 2024.
•Revenue: Total revenue was $22.2 million for the quarter ended June 30, 2025, compared to $10.8 million for the quarter ended June 30, 2024. Total revenue included contract manufacturing revenue of $15.4 million for the quarter ended June 30, 2025, compared to $2.9 million for the quarter ended June 30, 2024, reflecting higher manufacturing volume on behalf of Contract Development and Manufacturing Organization (CDMO) clients. Collaboration revenue was $6.9 million for the quarter ended June 30, 2025, compared to $2.2 million for the quarter ended June 30, 2024, with this increase primarily due to deferred revenue recognition under the Company’s collaboration agreements. Total revenue reflected a decrease in net product sales resulting from the sale of MARGENZA to TerSera Therapeutics, LLC in November 2024.

•R&D Expenses: Research and development expenses were $40.8 million for the quarter ended June 30, 2025, compared to $51.7 million for the quarter ended June 30, 2024. The decrease was primarily due to decreased costs related to vobramitamab duocarmazine development and decreased manufacturing and IND-enabling costs related to MGC028, offset by increased costs related to MGC030 development.

•Cost of Manufacturing Services: Cost of manufacturing services was $8.9 million for the quarter ended June 30, 2025, compared to $2.6 million for the quarter ended June 30, 2024. The increase was primarily due to an increase in manufacturing volume on behalf of CDMO clients.

•SG&A Expenses: Selling, general and administrative expenses were $9.3 million for the quarter ended June 30, 2025, compared to $14.4 million for the quarter ended June 30, 2024. The decrease was primarily due to lower stock-based compensation expense and reduced professional fees. The reduction in professional fees was largely driven by the cessation of commercialization activities for MARGENZA.
•Net Loss: Net loss was $36.3 million for the quarter ended June 30, 2025, compared to net loss of $55.7 million for the quarter ended June 30, 2024.
•Shares Outstanding: Shares of common stock outstanding as of June 30, 2025 were 63,205,703.
•Cash Runway Guidance: MacroGenics anticipates that its cash, cash equivalents and marketable securities balance of $176.5 million as of June 30, 2025, in addition to projected and anticipated future payments from partners and anticipated savings from the Company’s ongoing cost-reduction initiatives, is expected to support its cash runway through the first half of 2027.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	June 30, 2025	December 31, 2024
	(unaudited)
Cash, cash equivalents and marketable securities	$176,486	$201,667
Total assets	245,416	261,655
Deferred revenue	63,617	71,822
Total stockholders' equity	46,618	116,057

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Collaborative and other agreements	$6,869	$2,163	$13,911	$3,772
Product sales, net	—	5,248	—	10,109
Contract manufacturing	15,372	2,893	21,523	5,169
Government agreements	—	493	—	851
Total revenues	22,241	10,797	35,434	19,901
Costs and expenses:
Cost of product sales	—	176	—	446
Cost of manufacturing services	8,906	2,647	14,306	4,493
Research and development	40,791	51,732	80,489	97,760
Selling, general and administrative	9,302	14,423	20,020	29,133
Total costs and expenses	58,999	68,978	114,815	131,832
Loss from operations	(36,758)	(58,181)	(79,381)	(111,931)
Interest and other income	1,414	2,523	3,093	5,216
Interest and other expense	(802)	(6)	(894)	(1,139)
Loss before income taxes	(36,146)	(55,664)	(77,182)	(107,854)
Income tax provision	105	—	105	—
Net loss	(36,251)	(55,664)	(77,287)	(107,854)
Other comprehensive loss:
Unrealized (loss) gain on investments	(6)	11	(12)	(18)
Comprehensive loss	$(36,257)	$(55,653)	$(77,299)	$(107,872)

Basic and diluted net loss per common share	$(0.57)	$(0.89)	$(1.23)	$(1.73)
Basic and diluted weighted average common shares outstanding	63,136,057	62,663,677	63,051,207	62,477,108

About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics and the MacroGenics logo are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2025 and 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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CONTACTS:
Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com